Exhibit 4.1
SECOND AMENDMENT TO RIGHTS AGREEMENT
THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Second Amendment”) is made and entered into as of June 30, 2020 (the “Effective Date”), by and between MYOS RENS Technology Inc., a Nevada corporation (the “Company”), and Transhare Corporation, as Rights Agent (the “Rights Agent”).
WHEREAS, the Company and Island Stock Transfer previously entered into a Rights Agreement, dated as of February 14, 2017 (as amended, the “Agreement”) (capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement); and
WHEREAS, on or about February 14, 2020, the Company and the Rights Agent entered into the First Amendment to Rights Agreement (the “First Amendment”), which amended and restated certain provisions of the Agreement as set forth in the First Amendment; and
WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger and Reorganization by and among the Company, Matrix Merger Sub, Inc., and MedAvail, Inc., dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”); and
WHEREAS, the Board of Directors of the Company has deemed it is advisable and in the best interests of the Company and its shareholders that the Company enter into the Merger Agreement; and
WHEREAS, the Board of Directors of the Company has determined, in connection with the execution of the Merger Agreement, that it is desirable to amend the Rights Agreement to exempt the Merger Agreement, the Voting Agreement (as defined in the Merger Agreement), the transactions contemplated by the Merger Agreement and the Voting Agreement and certain related matters from the application of the Rights Agreement; and
WHEREAS, Section 27 of the Agreement provides, in relevant part, that, prior to such time as any Person becomes an Acquiring Person, the Company, by action of the Board, may, in its sole discretion, “change, amend, or supplement any provisions hereunder in any manner that the Company may deem necessary or desirable”; and
WHEREAS, to the Company’s knowledge, no Person has become an Acquiring Person on or prior to the date hereof; and
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to further amend the Agreement as set forth herein; and
WHEREAS, the Board has duly authorized and approved this Second Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby amends the Agreement as follows, and directs the Rights Agent to execute this Second Amendment:
1. The following is hereby inserted as a new Section 1A of the Rights Agreement, to appear between Section 1 and Section 2 of the Rights Agreement:
“Section 1A. Specified Exceptions. Notwithstanding anything in this Agreement to the contrary, (i) no Person shall become an Acquiring Person or shall be deemed to have become an Acquiring Person, (ii) no Person shall be deemed to have acquired Beneficial Ownership of any securities of the Company, (iii) no Distribution Date or consolidation or merger shall occur or be deemed to have occurred, and (iv) no other event or occurrence resulting in a triggering of rights of holders of Rights, or of obligations of the Company (including, without limitation, any obligation to issue Rights Certificates or to provide notice to holders of Rights), under the Rights Agreement shall occur or be deemed to have occurred, in each case by reason of (A) the approval, adoption, execution, delivery or performance or, if approved by the Board of Directors of the Company, amendment, modification or waiver of the Agreement and Plan of Merger and Reorganization by and among the Company, Matrix Merger Sub, Inc., and MedAvail, Inc., dated as of June 30, 2020 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), (B) the approval, execution, delivery or performance or, if approved by the Board of Directors of the Company, amendment, modification or waiver of the Voting Agreement (as defined in the Merger Agreement), (C) the consummation of the Merger (as defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement or the Voting Agreement or (D) the public announcement of any of the foregoing.”
2. Section 7(a) of the Agreement, as amended by the First Amendment, is hereby further amended and restated as follows:
“Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, in the restrictions on exercisability set forth in Sections 9(c), 11(a)(iii) and 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Exercise Price for each one one-thousandth of a share of Preferred Stock (or Common Stock, other securities, cash or other assets, as the case may be) as to which the Rights are exercised, prior to the earliest of: (i) immediately prior to the Effective Time (as that term is defined in the Merger Agreement); (ii) the Close of Business on February 21, 2021 (the “Final Expiration Date”); (iii) the time at which the Rights are redeemed pursuant to Section 23 hereof (the "Redemption Date"); (iv) the time at which the Rights are exchanged pursuant to Section 24 hereof (the "Exchange Date"); or (v) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 13(f) at which time the Rights are terminated; (the earliest of (i), (ii), (iii), (iv) and (v) being herein referred to as the “Expiration Date”).”

3. This Amendment is effective as of the Effective Date.
4. The undersigned representative of the Company hereby certifies in such capacity to the Rights Agent that he is the duly elected and qualified Chief Executive Officer of the Company and that this Amendment complies with the terms of Section 27 of the Agreement.
5. In the event of any inconsistency or conflict between the terms and provisions of this Second Amendment and those contained in the Agreement or First Amendment to which this Second Amendment refers, the terms and provisions of this Second Amendment shall govern and be binding.
6. Subject to the terms and provisions of this Second Amendment, the Agreement and First Amendment are unaffected and shall continue in full force and effect in accordance with their terms.
7. This Second Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Second Amendment. The counterparts of this Second Amendment may be executed and delivered by facsimile or other electronic signature (including portable document format).
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment as of the Effective Date.

MYOS RENS TECHNOLOGY, INC:		TRANSHARE CORPORATION:

By:	/s/ Joseph Mannello	By:	/s/ Kimberly Whiteside

Name:	Joseph Mannello	Name:	Kimberly Whiteside

Title:	Chief Executive Officer	Title:	Director of Operations